UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 11, 2015
Date of Report (Date of earliest event reported)
Frank’s International N.V.
(Exact name of Registrant as specified in its charter)

The Netherlands	001-36053	98-1107145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Prins Bernhardplein 200 1097 JB Amsterdam, The Netherlands
(Address of principal executive offices)

+31 (0)20 693 8597
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Membership Interest Purchase Agreement
On March 11, 2015, Frank’s International, LLC, a Texas limited liability company (“Frank’s LLC”) and indirect wholly-owned subsidiary of Frank’s International N.V., a limited liability company organized under the laws of The Netherlands, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Mark L. Guidry, an individual resident of the State of Louisiana (“Guidry”) and Michael P. Maraist, an individual resident of the State of Louisiana (“Maraist” and together with Guidry, the “Sellers” and, each, a “Seller”), pursuant to which Frank’s LLC has agreed to purchase, and the Sellers have agreed to sell, all of the outstanding equity interests of Timco Services, Inc., a Louisiana corporation (“Timco”) in exchange for consideration consisting of (i) $75,000,000 in cash, subject to customary adjustments for the net working capital and the net debt positions of Timco at the time of closing and (ii) an earnout of up to $20,000,000, payable in two separate payments of $10,000,000, each of which are contingent on the United States land rotary rig count, as reported by Baker Hughes, exceeding certain targets over prescribed time periods during the period from the fourth quarter of 2015 through the second quarter of 2017. In addition, Frank’s LLC has agreed to make a tax reimbursement payment of $8,000,000 to Sellers in connection with closing of the transaction as a reimbursement of estimated additional tax costs to be incurred by the Sellers as a result of structuring the transaction in a manner that provides a step up in the tax basis of Timco’s assets.
The Purchase Agreement includes customary representations, warranties and covenants by the parties. Subject to the satisfaction of certain customary closing conditions and regulatory approval, the closing of the transactions contemplated by the Purchase Agreement is scheduled to occur during the second quarter of 2015. Each party has agreed to indemnify the other for breaches of representations and warranties, breaches of covenants and certain other matters, subject to certain exceptions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANK'S INTERNATIONAL N.V.

Date: March 12, 2015	By:	/s/ Brian D. Baird
Brian D. Baird
Vice President, Chief Legal Officer and Secretary